News Release

Integra Bank and Citizens Deposit Bank and Trust Announce Agreement for Purchase of Branches and Loans from Integra

EVANSVILLE, INDIANA and VANCEBURG, KENTUCKY – April 29, 2010 – Integra Bank Corporation (NASDAQ Global Market: IBNK) and Premier Financial Bancorp, Inc. (NASDAQ Global Market:  PFBI) announced that Citizens Deposit Bank and Trust (“Citizens”), a wholly-owned subsidiary of Premier Financial Bancorp, Inc. (“Premier”) headquartered in Huntington, West Virginia, has agreed to purchase four banking offices of Integra’s wholly-owned bank subsidiary, Integra Bank N.A. (“Integra Bank”).  The banking offices included are located in Maysville and Mt. Olivet, Kentucky and Ripley and Aberdeen, Ohio.  In addition, Citizens has agreed to acquire a pool of commercial and commercial real estate loans from Integra.

Citizens will assume approximately $73.4 million of deposit liabilities related to the four branches and acquire $18.3 million of branch related loans, as well as $38.1 million of additional commercial real estate and $10.6 million of other commercial loans selected by Citizens originated from other Integra offices.  The Kentucky branches include approximately $47.3 million of deposits, while the Ohio branches include approximately $26.1 million of deposits.  Both Integra and Citizens expect that the branch purchase transaction will have a minimal impact on the liquidity of either company, as it has been designed to minimize the amount of cash required from either party.  In a separate loan purchase agreement, Citizens has also agreed to purchase $15.0 million of additional commercial loans at 98% of their outstanding principal balance.

Citizens will pay a deposit premium for the deposit liabilities it assumes and will also acquire the commercial and commercial real estate loans included in the branch sale transaction at par value.  The final deposit premium will be determined at the closing date and is dependent upon the deposit mix and balances at each of the branches but is estimated to approximate 3.38%.  The four banking offices will be sold at their book values, as will the fixed assets.  The transaction is subject to customary closing conditions, including regulatory approval. The parties expect the loan purchase transaction to close in the second quarter of 2010, and the branch sale transaction to close in the third quarter of 2010.

Michael J. Alley, Chairman and Chief Executive Officer of Integra commented, “We are pleased to make this announcement and look forward to working with the team at Citizens to complete this transaction.  We will work with Citizens to make the transition for our customers and employees as seamless as possible and believe this presents good opportunities for the Integra associates in these four branches as they continue to provide exceptional service to their customers as part of the Citizens team.”

Alley also stated, “This is the fifth sale of branch clusters we have announced in 2010 and we continue to expect additional announcements this year.  We are pleased with the progress made so far in executing the multi-step strategy we announced in the fourth quarter of 2009 that will result in a focus on community banking in a narrower operating footprint.  We continue to execute other components of our plan, including the sale of performing and non-performing commercial real estate loans, reduction of our non-performing assets, aggressive reductions of our cost structure to match our core earning capacity, aggressive marketing of our services to community relationship customers, and a return to profitability.”

Mike Mineer, President and Chief Executive Officer of Citizens stated, “We are pleased to work with Integra on this strategic acquisition of branches expanding the service area of our banking franchise.  We appreciate and understand Integra’s commitment to exceptional customer service.  The employees of Citizens also focus daily on providing excellent customer service.  We look forward to working with Integra during the transition to provide a seamless “hand-off” of their branch customers into the Citizens network of branch locations as we welcome the customers of these four branches into the Citizens Deposit Bank family.”

Integra Bank expects this transaction to improve its tier 1 and total risk based capital ratios by approximately 55 basis points, while increasing its tier 1 leverage ratio by approximately 30 basis points.  The transactions are also expected to increase the parent company’s tangible common equity to tangible assets ratio by approximately 15 basis points.

After completion of this transaction, Citizens will have ten banking centers in Kentucky and two in Ohio, with total assets of approximately $197 million and deposits of approximately $175 million.

Forward-Looking Statements
This press release contains statements about the proposed sale of Integra branch offices and other assets to Citizens Deposit Bank & Trust and the impact on Integra Bank, Premier and Citizens. These statements are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.  Forward-looking statements are not guarantees of future performance. These statements are based upon current expectations, forecasts and assumptions that are subject to risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the satisfaction of customary closing conditions set forth in the various agreements between the parties, including the receipt of regulatory approval for the branch sale, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in Integra Bank Corporation’s respective filings with the Securities and Exchange Commission.

About Integra Bank Corporation
Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A. As of December 31, 2009, Integra had approximately $3.0 billion in total assets.  Integra operates 69 banking centers and 118 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Integra Bank previously announced the sale of three Indiana branches to United Community Bancorp of Lawrenceburg, Indiana, the sale of two Kentucky branches to The Cecilian Bank of Cecilia, Kentucky, the sale of five Kentucky and three Indiana branches to First Security Inc. of Owensboro, Kentucky, and the sale of three branches to FNB Bank, Inc.  Integra Bank Corporation’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at Integra’s web site, www.integrabank.com.

About Premier Financial Bancorp or Citizens Deposit Bank and Trust
Premier Financial Bancorp, Inc. is the parent bank holding company for Citizens Deposit Bank & Trust.  As of December 31, 2009, Premier had approximately $1.1 billion in total assets and $914 million in total deposits.  Through its eight subsidiary banks, Premier operates 33 bank locations located in Kentucky, Ohio, West Virginia, Virginia, Maryland and Washington, DC.  Premier Financial Bancorp’s common stock is listed on the Nasdaq Global Market under the symbol PFBI.  For more information concerning Citizens Deposit Bank and Trust, please visit www.cdbt.com.

Contacts:
(Integra Bank):
Mike Alley, Chairman and CEO – (812) 461-5795
Mike Carroll, Chief Financial Officer – (812) 464-9673
Gretchen Dunn, Shareholder Relations – (812) 464-9677

(Citizens Deposit Bank and Trust):
Mike Mineer, President and CEO – (606) 796-1001

(Premier Financial Bancorp, Inc.):
Brien M. Chase, Chief Financial Officer – (304) 525-1600